EXHIBIT (a)(1)(ii)

Sirona Stock Option Exchange Program

Election Form

The exchange offer and withdrawal rights expire at

5:00 p.m., EDT, on January 21, 2009

unless the offer is extended.

INSTRUCTIONS TO ELECTION FORM

1. DEFINED TERMS. All terms used in this Election Form but not defined have the meaning given them in the offering memorandum, dated December 18, 2008. References in this Election Form to “Sirona,” “we,” “us,” “our,” and “ours” mean Sirona Dental Systems, Inc.

2. EXPIRATION DATE. The exchange offer and any rights to tender or to withdraw a tender of eligible option grants expire at 5:00 p.m., EDT, on January 21, 2009, unless the exchange offer is extended.

3. DELIVERY OF ELECTION FORM. If you intend to tender eligible option grants under the exchange offer, a signed copy of this Election Form, together with a properly completed and signed Eligible Option Information Sheet, must be received by Sirona before 5:00 p.m., EDT, on January 21, 2009 (or such later date as may apply if the exchange offer is extended) by one of the following means:

By Regular Mail

Sirona Dental Systems, Inc.

30-30 47th Avenue, Suite 500

Long Island City, New York 11101

Attention: Investor Relations

Phone: (718) 482-2285

By Facsimile

Sirona Dental Systems, Inc.

Attention: Investor Relations

Facsimile: (718) 482-2516

By Email (By PDF or similar imaged document file)

optionexchangeacceptance@sirona.com

Election Forms should not be sent via inter-office mail.

Your Election Form and Eligible Option Information Sheet will be effective only upon receipt by us. Sirona will accept delivery of the signed Election Form and Eligible Option Information Sheet only by one of the methods of delivery described above. The method of delivery is at your own option and risk. You are responsible for making sure that the Election Form and Eligible Option Information Sheet are delivered to the person indicated above. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Election Form on time.

You are not required to tender any of your eligible option grants. If you choose to tender for exchange a particular eligible option grant you must tender the entire option grant, but need not tender other eligible option grants held by you. On the Eligible Option Information Sheet, please check the box corresponding to the eligible option grants that you wish to exchange.

You do not need to return your stock option agreements relating to any tendered eligible option grants, as they will be automatically cancelled if we accept your eligible option grants for exchange.

4. WITHDRAWAL OF ELECTION. Tenders of eligible option grants made under the exchange offer may be withdrawn at any time before 5:00 p.m., EDT, on January 21, 2009, unless we extend the expiration date, in which case withdrawals must be received before such later expiration date and time.

To withdraw tendered eligible option grants, you must request a replacement Election Form and mail, fax or email (a PDF or similar imaged document file) a properly completed and signed Replacement Election Form to the attention of Investor Relations by facsimile to (718) 482-2516, by regular mail to Sirona Dental Systems, Inc., 30-30 47 th Avenue, Suite 500, Long Island City, New York 11101, or by email to optionexchangeacceptance@sirona.com. Withdrawals may not be rescinded and any eligible option grants withdrawn will not be considered to be properly tendered, unless the withdrawn eligible option grants are properly re-tendered before the expiration date by following the procedures described in Instruction 3 above.

5. SIGNATURES. Please sign and date this Election Form, and provide your social security number or other tax identification number. Except as described in the following sentence, this Election Form must be signed by the eligible optionholder who holds the eligible option grants to be tendered exactly as such eligible optionholder’s name appears on the applicable option agreement. If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be identified on this Election Form.

6. REQUESTS FOR ASSISTANCE OR ADDITIONAL COPIES. Any questions or requests for assistance regarding the exchange offer (including requests for additional or hard copies of the exchange offer or this Election Form) should be directed to Jonathan Friedman, at jfriedman@sirona.com or by telephone at (718) 482-2285.

7. IRREGULARITIES. We will determine all questions as to the number of shares subject to eligible option grants tendered and the validity, form, eligibility (including time of receipt) and acceptance of any tender of eligible option grants. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determination of these matters will be final and binding on all parties. We may reject any or all tenders of eligible option grants that we determine are not in appropriate form or that we determine are unlawful to accept. We may waive any defect or irregularity in any tender with respect to any particular eligible option grants or any particular eligible optionholder before the expiration of the exchange offer. No eligible option grants will be accepted for exchange until the eligible optionholder exchanging the eligible option grants has cured all defects or irregularities to our satisfaction, or they have been waived by us, prior to the expiration date. Neither we nor any other person is obligated to give notice of any defects or irregularities involved in the exchange of any eligible option grants.

8. CONDITIONAL OR CONTINGENT OFFERS. Sirona will not accept any alternative, conditional or contingent tenders.

9. IMPORTANT TAX INFORMATION. You should refer to Section 13 of the offering memorandum, which contains important tax information. We encourage all optionholders to consult with tax advisors if you have questions about your financial or tax situation.

ELECTION FORM

To:	Sirona Dental Systems, Inc.

30-30 47th Avenue

Long Island City, New York 11101

Attention: Investor Relations

Facsimile: (718) 482-2516

Email: optionexchangeacceptance@sirona.com

I acknowledge that:

1.	I tender to Sirona for exchange those eligible option grants specified on the attached Eligible Option Information Sheet and understand that, upon acceptance by Sirona, this Election Form will constitute a binding agreement between Sirona and me. On the Eligible Option Information Sheet I have checked the box corresponding to the eligible option grants that I want to exchange.

2.	I understand that if I validly tender an eligible option grant for exchange, and such eligible option grant is accepted and cancelled, I will receive a new option grant to acquire fewer shares of common stock than were underlying my eligible option grant at the time of the exchange and that I will not know what that lower number of shares will be until the exchange offer expires, which is scheduled to be 5:00 p.m., EDT, on January 21, 2009.

3.	I understand that the new option grant issued to me will be unvested at the time it is granted, and will have a new vesting period as follows:

•	If and to the extent an Eligible Option was vested on January 21, 2009, a like percentage of the Replacement Option will become vested on January 21, 2010.

•

If and to the extent an Eligible Option was not vested on January 21, 2009, a like percentage of the Replacement Option will become vested on the first anniversary of the vesting date(s) on which such unvested portion of the Eligible Option would otherwise have become vested.

4.	I understand that each replacement option grant will have an exercise price per share equal to closing price of our common stock as reported on the NASDAQ Global Select Market on the new grant date.

5.	I understand that the replacement option grants will be nonstatutory stock options and that my new option grant will be granted under Sirona’s 2006 Equity Incentive Plan.

6.	I understand that the replacement option grants will have substantially the same terms and conditions as the eligible option grants cancelled in this exchange offer, except for the number of shares represented by the new option, the exercise price and the vesting schedule.

7.	Sirona has advised me to consult with my own advisors as to the consequences of participating or not participating in this exchange offer, including my your personal tax advisor with any questions regarding the tax consequences of participating in this exchange offer in the context of my own situation.

8.	To remain eligible to tender eligible option grants for exchange and cancellation pursuant to the exchange offer, I understand that I must remain an eligible optionholder and must not have received nor have given a notice of termination prior to the date and time that the exchange offer expires, which is scheduled to be 5:00 p.m., EDT, on January 21, 2009, unless the exchange offer is extended. I understand that if I die or cease providing services to Sirona prior to the expiration date of the exchange offer, Sirona will not accept my eligible option grants for cancellation and I or my estate or beneficiaries, as the case may be, will retain my eligible option grants with their current terms and conditions.

9.	I understand that if I cease providing services to Sirona before all of the shares represented by a new option grant vest, I will forfeit any unvested portion of my replacement option grant.

10.	I understand that neither the ability to participate in the exchange offer nor actual participation in the exchange offer will be construed as a right to continued employment with Sirona or any of its subsidiaries.

11.	I understand that in accordance with Sections 7 and 14 of the offering memorandum, Sirona may terminate, modify or amend the exchange offer and postpone its acceptance and cancellation of any eligible option grants that I have tendered for exchange. In any such event, I understand that the eligible option grants tendered for exchange but not accepted will remain in effect with their current terms and conditions.

12.	I understand that this election is entirely voluntary, and I am aware that I may change or withdraw my decision to tender my eligible option grants at any time until the exchange offer expires as described in the Instructions to this Election Form. I understand that this decision to tender my eligible option grants will be irrevocable at 5:00 p.m., EDT, on January 21, 2009, unless the exchange offer is extended.

13.	I sell, assign and transfer to Sirona all right, title and interest in and to all of the eligible option grants that I am tendering as specified in the attached Eligible Option Information Sheet, and I agree that I shall have no further right or entitlement to purchase any shares of Sirona’s common stock under the tendered eligible option grants on the date Sirona accepts those option grants for exchange and cancellation. I understand that my death or incapacity will not affect Sirona’s authority to take the actions described in the exchange offer with respect to eligible option grants that I have tendered for exchange and that have been accepted for cancellation, and such authority will survive my death or incapacity. All of my obligations under this election form will be binding upon my heirs, personal representatives, successors and assigns.

14.	I agree to all of the terms and conditions of the exchange offer AND HAVE ATTACHED A SIGNED COPY OF THE ELIGIBLE OPTION INFORMATION SHEET . I understand that if I do not include the Eligible Option Information Sheet with this Election Form, I will be deemed to have elected NOT to exchange ANY of my eligible stock option grants.

Eligible Optionholder’s Signature	Date

Eligible Optionholder’s Name (please print or type)

Social Security Number or Tax I.D. Number of Eligible Optionholder

NOTE TO ELIGIBLE OPTIONHOLDERS IN COMMUNITY PROPERTY STATES:

If you are married and reside in a state the laws of which provide that a spouse has a community property interest in the eligible option grants, in order to elect to tender your eligible option grants your spouse must execute the Spousal Consent below. Under the Consent, your spouse agrees to be bound, and agrees that any such community property interest shall similarly be bound, by this Election Form. States with community property laws are Arizona, California, Idaho, Louisiana, Nevada, New Mexico, Texas, Washington and Wisconsin.

Your failure to provide your spouse’s signature constitutes your representation and warranty to Sirona that either you are not married or your spouse has no community or other marital property rights in the eligible option grants or new option grants. You should consult your personal outside advisors if you have questions about the Spousal Consent below.

Spousal Consent

The undersigned spouse of the eligible optionholder who has executed this Election Form above has read and hereby approves the submission of this Election Form and Eligible Option Information Sheet. The undersigned agrees to be irrevocably bound by this Election Form and further agrees that any community property interest of the undersigned will similarly be bound by this Election Form. The undersigned appoints the eligible optionholder who has executed this Election Form above as his/her attorney-in-fact with respect to any amendment or exercise of any rights under this Election Form.

Spouse’s Signature	Date

Spouse’s Name (please print or type)